Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (No. 33-84558) of Kohl's Corporation on Form S-8 of our report dated July 17, 2015, appearing in this Annual Report on Form 11-K of Kohl's Department Store, Inc. Savings Plan for the year ended January 31, 2015.
/s/ Baker Tilly Virchow Krause, LLP
Milwaukee, Wisconsin
July 17, 2015